LICENSE AND

                                    MARKETING

                                    AGREEMENT

                                     BETWEEN

                             MCC TECHNOLOGIES, INC.
                                       AND
                                  PETER THOMSON


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                           INDEX TO LICENCE AGREEMENT

                                                                   Page
1.     Grant  of  Licence                                             4
2.     Other  Assistance                                              4
3.     Use  of  Trademarks  and  Names  &  Intellectual  Property     4
4.     Conduct  of  the  Business                                     5
5.     Confidential  Information                                      7
6.     Non  assignment                                                8
7.     Inspections                                                    8
8.     Duration  and  Termination                                     9
9.     Non  Competition                                               9
10.     Interpretation                                               10

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                                LICENCE AGREEMENT
THIS  AGREEMENT  is  made  the  1ST  day  of  March  2000

BETWEEN  Peter  Thomson  of  Gibsons,  British  Columbia

         hereinafter  referred  to  as  "the  Licensor".

AND      MCC  Technologies,  Inc.,  of  Las  Vegas,  Nevada

         hereinafter  referred  to  as  "the  Licensee".

WHEREAS:

A.     The "product" referred to in this Agreement is interactive voice response
(IVR) computer software primarily for the public transit industry. The licensor is the owner of the technology and intellectual property necessary to promote, market, sell and supply the computer software.

B. The Licensee wishes to enhance and further develop said computer software and to promote, market, sell, and supply the computer software.

C. The manufacturing, promotion, marketing, sales, and supply of the computer software is hereinafter referred to as "the business".

NOW  THIS  AGREEMENT  WITNESSETH  that in consideration of $5000.000, PAYMENT OF
WHICH IS HEREBY ACKNOWLEDGED, the agreements and promises set out in this AGREEMENT the parties hereto hereby agree as follows:

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1.     GRANT  OF  LICENCE

1.1 In consideration of the payment by the Licensee to the Licensor of the amount of 15% of Gross Annual Sales of the "IVR software" the licensor hereby grants to the Licensee a (non exclusive) Licence to carry on the business in continental North America.

2.     OTHER  ASSISTANCE

2.1 As soon as practicable following the execution hereof the licensor shall provide to the Licensee appropriate operations manuals to enable the licensee to carry on the business and shall actively participate in the day to day operation of the business.

2.2 The licensor shall without charge provide to the Licensee all information on all improvements to the product at all times prior to termination of this agreement PROVIDED ALWAYS THAT the Licensee has been active and using its best endeavours in developing and enhancing, promoting, marketing, selling and supplying the software.

3.     USE  OF  TRADEMARKS  AND  NAMES  &  INTELLECTUAL  PROPERTY.

3.1 The Licensee shall be entitled to carry on the business in its own name and may use the trade name (IVR) or any of the Trade Names and Trade Marks of the product provided that it complies with the relevant laws of the place in which it is trading in relation to the use of such names.

3.2 The Licensee will not attempt to have registered in any place in the world the names or trade marks or any other intellectual property of the product without the consent of the licensor unless the licensor's interest as owner of the product name, trade mark and other intellectual property is noted in such registration and in any event the Licensee will notify the licensor of any such registration.

3.3 The Licensee will not oppose the registration by the licensor of any trade mark, product name or other intellectual property in any place and will treat this Deed of

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Licence  agreement as sufficient to allow the Licensee to carry on the business.

3.4 In the event that the laws of any State or country require the Licensee to have any different style of agreement for user of the product the parties agree to enter into such agreement so far as the terms thereof are not inconsistent with this agreement.

4.     CONDUCT  OF  THE  BUSINESS

4.1 The Licensee will use only the designs, performance descriptions and formulations provided by the licensor in the documentation in the promotion, marketing and supply of the Inter Active Voice Response software.

4.2 The Licensee will indemnify the licensor in relation to any claims made by any person in relation to the performance of the product where the licensor has promised that the product will perform in any way which is not set out in the performance descriptions which are contained in the operations manuals.

4.3 The Licensee will at all times conduct the business in a proper businesslike and ethical manner.

4.4 The Licensee shall at all times comply with any legislation, statute, by law, ordinance, regulation or government policy in relation to the carrying on of the business.

4.5 The Licensee shall obtain all necessary permits, Licences, consents, approvals or permits required by the law of the place where the business is operated to enable the Licensee to lawfully carry on the business.

4.6 The licensee will use its very best endeavours to promote the marketing, promotion, sale, and supply of the product to the exclusion of any other work to be carried on by the licensee, but the licensee will be entitled to carry on other work with the consent of the licensor.

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5.     CONFIDENTIAL  INFORMATION

5.1 The Licensee acknowledges that the information contained in the operations manuals are the property of the licensor.

5.2 The Licensee will not without the consent of the licensor reveal to any person or corporation the contents of the operations manuals or the details of any improvements to the product, which are provided by the licensor to the Licensee in accordance with Condition 2.2 of this Agreement.

5.3 The Licensee agrees and acknowledges that the information contained in the operations manuals are provided to the Licensee only for the purposes of this License agreement and to enable the Licensee to carry on the business and that the information contained is confidential information and will not be communicated to any other person or corporation except for the purpose of this agreement.

5.4 The Licensee and its nominees and employees or agents will not, without the prior written consent of the licensor during the term of this agreement or after its termination (unless the Licensee has purchased the ownership of the product from the licensor) disclose such confidential information unless such disclosure is required by law.

5.5 The Licensee shall not disclose or utilise the know-how and technology of the IVR software, the subject of this agreement other than for the purposes of this agreement and in accordance with the terms hereof except and to the extent that such knowledge becomes known in the public domain.

5.6 The Licensee shall cause any employee, joint venturer or proposed joint venturer to execute a confidentiality agreement in order to protect the licensor.

5.7 Upon termination of this agreement the Licensee shall return to the Licensor all of the manuals together with any information in relation to any improvements provided in accordance with condition 2.2 and any other confidential information provided by the licensor to the Licensee during the currency of this agreement.

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Upon termination of this agreement all IVR software and any improvements thereto during the tenure of the license shall become the sole property of the licensor.

5.8 Upon termination of this agreement the Licensee shall do all things and sign all documents to remove itself from any registers of intellectual property which relate to the IVR software unless this agreement is terminated by reason of the purchase by the Licensee from the licensor of the ownership of the product.

6.     NON  ASSIGNMENT

6.1 The Licensee will not sell, assign, transfer, mortgage, charge, lease or Licence it interest under this License Agreement without the written consent of the licensor provided always that this clause shall not preclude the Licensee from transferring any of the Licensee's interest under this agreement to any totally owned subsidiary of the Licensee or entering into a joint venture agreement with any third party with the consent of the licensor and provided further that the joint venturer or subsidiary enters into a similar agreement to this License Agreement.

7.     INSPECTIONS

7.1 The Licensee shall allow the licensor and any person authorised by the licensor at any time, to inspect any premises where the Licensee is carrying on the business to ensure compliance with this agreement or for any other reason including the method by which the Licensee is carrying on the business.

7.2 The Licensee shall allow the licensor and any person authorised by the licensor at any time to inspect any business records of the business.

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8.     DURATION  &  TERMINATION

8.1 This agreement may be terminated by the licensor in the event that the licensee is in breach of any condition of this agreement and shall not have rectified such breach within fourteen days of the receipt of a written notice from the licensor identifying such breach and requiring its rectification.

8.2 This agreement may be terminated by the Licensee at any time on the giving of fourteen days notice.

8.3 This agreement may be terminated by the licensor in the event that the Licensee becomes insolvent or is deemed to be insolvent by the operation of any law in the place where the Licensee is carrying on the business.

8.4 This agreement may be terminated by the licensor in the event that an administrator of any type is appointed to manage the affairs of the Licensee pursuant to any insolvency legislation existing in the country or state where the licensee is carrying on the business.

8.5 This agreement may be terminated by the licensor if the licensee fails to carry on the business or ceases to carry on the business or the licensee fails to use its best endeavours to carry on the business.

8.6 This agreement will be terminated if the Licensee purchases the ownership of the product from the licensor.

9.     NON  COMPETITION

9.1 The Licensee will not, without the written consent of the licensor after the termination of this agreement be engaged in the promotion, marketing or supply of similar products unless this agreement is terminated by reason of the fact that the Licensee has purchased the ownership of the products from the licensor.

9.2 The Licensee will not, without the written consent of the licensor during the

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currency  of  this  agreement promote, market, supply or sell any products which are  similar  to  the  licensed  Virtual  Reality  software.

10.     INTERPRETATION

In  this  agreement

a.     "person"  means  person  or  corporation

b. Words importing the singular number will be deemed to include the plural number and visa versa

c.     Words  importing  any  gender  include  every  gender.

d. A reference to writing includes printing or any other means of reproducing words in a visible form.

e. The headings are included for convenience only and shall not affect the interpretation hereof.

f. The law of the United States of America State of Nevada applies to this agreement and to its interpretation.

IN WITNESS WHEREOF the parties have set their hands and seals on the date above mentioned.

/s/ Peter Thomson
Peter  Thomson

THE  COMMON  SEAL  OF  MCC
TECHNOLOGIES,  INC.  WAS  HERETO
AFFIXED  BY  THE  AUTHORITY  OF  THE
BOARD  OF  DIRECTORS  IN  THE
PRESENCE
OF

/s/ Lael Todesco
Signature